EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Immucor, Inc. 1995 Stock Option Plan of our report dated July 17, 2003, with respect to the consolidated financial statements and schedule of Immucor, Inc. included in its Annual Report (Form 10-K) for the year ended May 31, 2003, filed with the Securities and Exchange Commission.

   /s/ Ernst & Young LLP

Atlanta, Georgia
September 24, 2003